Exhibit 15.1




To Northeast Utilities:

We are aware that Northeast Utilities has incorporated by reference in its Registration Statements No. 33-34622, No. 33-40156, No. 33-44814, No. 33-63023,
No. 33-55279, No. 33-56537, No. 333-52413, No. 333-52415, and No. 333-85613,
its Form 10-Q for the quarter ended June 30, 2001, which includes our report dated August 9, 2001, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to August 9, 2001.





     /s/ Arthur Andersen LLP
         Arthur Andersen LLP

Hartford, Connecticut
August 9, 2001


Readers of these consolidated financial statements should be aware that this report is a copy of a previously issued Arthur Andersen LLP report and that this report has not been reissued by Arthur Andersen LLP. Furthermore, this report has not been updated since August 9, 2001, and Arthur Andersen LLP completed its last post-audit review of December 31, 2001, consolidated financial information on May 13, 2002.